SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:   WST Investment Trust

Address of Principal Business Office:

150 W Main Street
Norfolk, VA 23510

Telephone:	757-623-3676

Agent for Service of Process:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES	[X]
NO	[ ]

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Norfolk and in the Commonwealth of Virginia on the 28th day of June, 2013.

Signature: WST Investment Trust

By:	/s/ Roger H. Scheffel Jr.
Roger H. Scheffel Jr., Trustee

Attest:   /s/ Thomas McNally______________________
Thomas McNally, Secretary